Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER 2008 FINANCIAL RESULTS

Declares Dividend of $1.00 per Share for Q3 2008

New York, New York, October 29, 2008 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three and nine months ended September 30, 2008.

The following financial review discusses the results for the three and nine months ended September 30, 2008 and September 30, 2007.

Third Quarter 2008 and Year-to-Date Highlights

•	Declared a dividend of $1.00 per share, based on Q3 2008 results, payable on or about November 28, 2008 to all shareholders of record as of November 17, 2008;

•
Excluding the $4.4 million in dividends received from our investment in Jinhui Shipping and Transportation shares, recorded net income of $58.6 million, or $1.86 basic and $1.85 diluted earnings per share for the third quarter;

•	Recorded net income of $63.0 million, or $2.00 basic and $1.99 diluted earnings per share for the third quarter;

•	Closed on a new $320 million credit facility;

•	Took delivery of the Genco Thunder and Genco Cavalier, thereby completing the Bocimar acquisition;

•	Reached time charter agreements for three vessels, including one from the Bocimar acquisition; and

•	Paid a $1.00 per share dividend on August 29, 2008 based on Q2 2008 results.

Financial Review: 2008 Third Quarter

Excluding the $4.4 million dividends received from the investment in Jinhui Shipping and Transportation shares, the Company recorded net income of $58.6 million, or $1.86 basic and $1.85 diluted earnings per share for the three months ended September 30, 2008. Including these dividends, the Company recorded net income for the third quarter of 2008 of $63.0 million, or $2.00 basic and $1.99 diluted earnings per share.

EBITDA was $89.8 million for the three months ended September 30, 2008 versus $33.0 million for the three months ended September 30, 2007.

Robert Gerald Buchanan, President, commented, “Genco’s success in securing its growing fleet on favorable contracts with leading charterers was once again the main driver of the Company’s strong quarterly results. The majority of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 18 months as of October 29, 2008. During the third quarter, the Company signed three short-term  time charters, including one for a recently acquired vessel. We currently have approximately 93% of our fleet's available days secured on contracts for the remainder of 2008 and 60% in 2009.”

Genco Shipping & Trading Limited revenues increased 136% to $107.6 million for the three months ended September 30, 2008 versus $45.6 million for the three months ended September 30, 2007, due to the operation of a larger fleet as well as the renewal of time charters at higher charter rates than those contracted previously.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased 60% to $39,349 per day for the three months ended September 30, 2008 compared to $24,362 for the three months ended September 30, 2007. The increase in TCE rates was due to higher charter rates achieved in the third quarter of 2008 versus the third quarter of 2007 for three of the Panamax vessels, six of the Handymax vessels, and five of the Handysize vessels in our current fleet. Furthermore, higher TCE rates were achieved in the third quarter of 2008 versus the same period last year due to the operation of five Capesize vessels acquired as part of the Metrostar acquisition.

Total operating expenses increased to $36.9 million for the three months ended September 30, 2008 from $20.5 million for the three-month period ended September 30, 2007, due to higher vessel operating expenses, general and administrative expenses and depreciation and amortization related to the operation of a larger fleet. Vessel operating expenses were $11.5 million for the third quarter of 2008 compared to $6.7 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, higher crewing, and insurance expenses, as well as the operation of larger class vessels, namely Capesize vessels for the third quarter of 2008 versus the same period last year. We expect our vessel operating expenses, which generally represent variable costs, to further increase as a result of the expansion of our fleet. Depreciation and amortization expenses increased to $18.8 million for the third quarter of 2008 from $8.2 million for the third quarter of 2007 related to the growth of our fleet. General and administrative expenses increased to $4.1 million from $3.4 million during the comparative periods due to costs associated with higher employee non-

cash compensation and other employee related costs. Management fees were $0.7 million for the three months ended September 30, 2008 and $0.4 million for the three months ended September 30, 2007, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses grew to $4,187 per vessel per day during the third quarter of 2008 from $3,665 for the same quarter last year as a result of higher crew and insurance expenses as well as the operation of five Capesize vessels. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our 2008 DVOE budget is $4,700 per vessel per day.

Financial Review: Nine Months 2008

Net income was $197.9 million or $6.60 basic and $6.56 diluted earnings per share, for the nine months ended September 30, 2008 compared to $49.9 million, or $1.97 basic and $1.96 diluted earnings per share for the nine months ended September 30, 2007. Included in net income for the nine months ended September 30, 2008 is a $26.2 million gain from the sale of the Genco Trader, $7.0 million of income received from our investment in stock of Jinhui Shipping and Transportation Limited, and a loss from derivative instruments of $2.0 million. Revenues increased 154% to $303.8 million for the nine months ended September 30, 2008 compared to $119.7 million for the nine months ended September 30, 2007. EBITDA was $271.3 million for the nine months ended September 30, 2008 versus $88.9 for the nine months ended September 30, 2007. TCE rates obtained by the Company increased to $38,742 per day for the nine months ended September 30, 2008 from $22,065 for the same period in 2007. Total operating expenses were $77.1 million for the nine months ended September 30, 2008 compared to $53.8 for the nine months ended September 30, 2007, and daily vessel operating expenses per vessel were $4,279 versus $3,673 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2008 and 2007, was $207.4 million and $75.8 million, respectively.  The increase was primarily due to the operation of a larger fleet, which contributed to increases in net income, depreciation, and deferred revenues. Adjustments to operating cash flows include $16.5 million of amortization of value of the time charters acquired as part of the Metrostar and Evalend acquisitions, $3.4 million of realized gain on forward currency contracts, $3.4 million of unrealized gain on forward currency contracts, $7.0 million of realized income from dividends, and $26.2 million in gains from the sale of the Genco Trader. The adjustments to operating cash flow above were offset by $4.7 million of amortization of non-vested stock compensation, and $8.8 million in unrealized losses on hedged short-term investments. Net cash provided by operating activities for the nine months ended September 30, 2007 was primarily a result of recorded net income of $49.9 million, plus depreciation and amortization charges of $22.8 million.

Net cash used in investing activities was $426.3 million for the nine months ended September 30, 2008 as compared to $655.0 for the nine months ended September 30, 2007.  For the nine months ended September 30, 2008, cash used in investing activities primarily related to the purchase of vessels in the amount of $412.0 million, deposits on vessels to be acquired of $57.4 million, and the purchase of $10.3 million of Jinhui stock. The above were offset by proceeds from the sale of the Genco Trader in the amount of $43.1 million and $7.0 million of realized gains in short-term investment, and receipts on forward currency contracts of $3.4 million. For the nine months ended September 30, 2007 the cash used in investing activities mostly related to the purchase of vessels in the amount of $348.3 million, deposits on vessels to be acquired of $196.6 million, and the purchase of short-term investments of $115.5 million, offset by the sale of the Genco Glory in the amount of $13.0 million.

Net cash provided by financing activities for the nine months ended September 30, 2008 was $289.8 million as compared to $556.8 million for the nine months ended September 30, 2007.  For the nine months ended September 30, 2008, net cash provided by financing activities consisted of the drawdown of $461.5 million related to the purchase of vessels and $195.6 million in net proceeds from our May 2008 follow-on offering. These inflows were offset by the repayment of $268.0 million under the 2007 credit facility and the payment of cash dividends of $85.6 million. For the same period last year, net cash provided by financing activities consisted of $826.2 million of proceeds from the 2007 credit facility related to the purchase of vessels and $77.0 million of proceeds from a short-term line used to finance the purchase of Jinhui shares, and was offset by the repayment of $288.9 million under the 2005 credit facility and the payment of cash dividends of $50.5 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of five Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,226,500 dwt. After the expected delivery of 10 vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 41 drybulk vessels, consisting of 12 Capesize, eight Panamax, four Supramax, six Handymax and 11 Handysize vessels, with an aggregate carrying capacity of approximately 3,516,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that three of our vessels will be drydocked in the remainder of 2008.  An additional five vessels will be drydocked in 2009.

We estimate our drydocking costs for our fleet through 2009 to be:

	Q4 2008	2009
Estimated Costs (1)	$2.8 million	$4.4 million
Estimated Offhire Days (2)	60	100

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Acheron, Genco Leader and Genco Progress completed their drydocking during the third quarter of 2008 at a cumulative cost of approximately $3.1 million. The vessels were on cumulative planned offhire for 57 days in connection with their scheduled drydockings. The Genco Hunter, the Supramax vessel that was involved in a collision in Singapore incurred unscheduled offhire associated with temporary as well as permanent repairs during the third quarter of 2008. More specifically, immediately following the aforementioned collision, the vessel incurred 11.56 offhire days related to temporary repairs, as well as 0.788 days related to a speed claim until the vessel reached its discharge port.  The vessel entered a repair yard to complete permanent repairs, and as a result, the vessel incurred 11.912 days of offhire during the third quarter of 2008. Since the permanent repairs were not completed during the third quarter, the vessel incurred an additional 17 days of offhire related to its permanent repairs during the fourth quarter of 2008. As previously announced, the Company believes that any offhire over 14 days will be reimbursed by its loss of hire insurance coverage, but revenue will not be recognized until the insurance claim has been approved.

Update on Share Repurchase Program

The Company previously announced that its Board of Directors has approved a share repurchase program for up to a total of $50 million of the Company's common stock.   As of September 30, 2008, the Company has bought back 278,300 shares at an average price of $41.32 per share.

As of October 29, 2008, the Company had 31,517,678 shares of common stock outstanding.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$107,557	$45,630	$303,798	$119,697

Operating expenses:
Voyage expenses	1,748	1,853	3,216	4,284
Vessel operating expenses	11,509	6,702	33,615	19,536
General and administrative expenses	4,133	3,395	12,975	9,642
Management fees	712	414	2,050	1,157
Depreciation and amortization	18,840	8,159	51,453	22,778
Gain on sale of vessel	-	-	(26,227)	(3,575)
Total operating expenses	36,942	20,523	77,082	53,822

Operating income	70,615	25,107	226,716	65,875

Other (expense) income:
Income from short-term investment	4,410	-	7,001	-
(Loss) Income from derivative instruments	(629)	475	(2,009)	(1,119)
Interest income	634	823	1,609	2,777
Interest expense	(12,031)	(10,085)	(35,433)	(17,655)
Other (expense) income:	(7,616)	(8,787)	(28,832)	(15,997)

Net income	$62,999	$16,320	$197,884	$49,878

Earnings per share - basic	$2.00	$0.64	$6.60	$1.97

Earnings per share - diluted	$1.99	$0.64	$6.56	$1.96

Weighted average shares outstanding - basic	31,423,483	25,336,587	29,974,547	25,319,479

Weighted average shares outstanding - diluted	31,610,262	25,481,948	30,166,060	25,453,502

		September 30, 2008	December 31, 2007
BALANCE SHEET DATA:		(unaudited)
Cash		$142,455	$71,496
Current assets, including cash		220,815	267,594
Total assets		2,030,947	1,653,272
Current liabilities, including current portion of long-term debt		31,133	70,364
Total long-term debt, including current portion		1,129,500	936,000
Shareholders' equity		815,187	622,185

		Nine Months Ended
		September 30, 2008	September 30,2007
		(unaudited)
Net cash provided by operating activities		207,426	75,840
Net cash used in investing activities		(426,278)	(654,996)
Net cash provided by financing activities		289,811	556,840

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	31	22	31	22
Average number of vessels(1)	29.9	19.9	28.7	19.5
Total ownership days for fleet(2)	2,749	1,829	7,856	5,319
Total available days for fleet(3)	2,689	1,797	7,759	5,231
Total operating days for fleet(4)	2,656	1,792	7,693	5,163
Fleet utilization(5)	98.8%	99.7%	99.1%	98.7%

AVERAGE DAILY RESULTS:
Time charter equivalent(6)	$39,349	$24,362	$38,742	$22,065
Daily vessel operating expenses per vessel(7)	4,187	3,665	4,279	3,673

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$62,999	$16,320	$197,884	$49,878
+ Net interest expense	11,397	9,262	33,824	14,878
+ Depreciation and amortization	18,840	8,159	51,453	22,778
+ Amortization of nonvested stock compensation	1,477	470	4,671	1,641
+ Amortization of value of time charters acquired	(4,935)	(1,176)	(16,545)	(259)
EBITDA(8)	89,778	33,035	271,287	88,916

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.

(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of nonvested stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Our current fleet consists of five Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize drybulk carriers with an aggregate carrying capacity of approximately 2,226,500 dwt. Our current fleet contains nine groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of September 30, 2008, the average age of our current fleet was 6.4 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete. All of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 18 months as of October 29, 2008.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian(6)	2009(7)	Cargill International S.A.(6)	46 to 62 months from delivery	65,000(5)		Q1 2009
Genco Commodus	2009(7)	To be determined (“TBD”)	TBD	TBD		Q2 2009
Genco Maximus	2009(7)	TBD	TBD	TBD		Q2 2009
Genco Aurelius	2009(7)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(7)	TBD	TBD	TBD		Q3 2009
Genco Julian	2009(7)	TBD	TBD	TBD		Q3 2009
Genco Valerian	2009(7)	TBD	TBD	TBD		Q4 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness Chartering	December 2008	25,650(8)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(9)		-
Genco Acheron	1999	ArcelorMittal	July 2011	55,250(10)		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800		-
Genco Thunder	2007	Glory Wealth Shipping Pte. Ltd.	November 2008	35,000		-

Supramax Vessels
Genco Predator	2005	A/S Klaveness Chartering	October 2008	58,000(11)		-
		Bulkhandling Handymax A/S	September 2009	Spot (11)
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750		-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2009	62,000(12)		-
Genco Cavalier	2007	Samsun Logix Corporation	July 2010	48,500(13)	47,700	-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(14)	-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000	-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000(15)	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500	-
Genco Marine	1996	NYK Bulkship Europe S.A.	March 2009	47,000	-
Genco Muse	2001	Norden A/S	October 2008	47,650	-
		AMN Bulkcarriers INC	January 2009	30,000(16)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-
Genco Eagle	2009	TBD	TBD	TBD	Q1 2009
Genco Falcon	2009	TBD	TBD	TBD	Q1 2009
Genco Hawk	2009	TBD	TBD	TBD	Q1 2009

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.

(2) Time charter rates presented are the gross daily charterhire rates before third party commissions ranging from 1.25% to 6.25%, except as indicated for the Genco Leader in note 7 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.

(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(6) Under the terms of this charter, if the Genco Hadrian is not delivered during 2008, the charterer has the option to cancel the charter.  Based on further guidance from the shipyard constructing the Genco Hadrian, we now expect this vessel to be delivered in January 2009.

(7) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(8) The time charter rate presented is the net daily charterhire rate. There are no payments of commissions associated with this time charter.

(9) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

(10) We have entered into a time charter agreement with ArcelorMittal for 35 to 37 months at a rate of $55,250 per day less a 5% third-party commission. The vessel is currently in drydocking and is expected to deliver to its new charterer on or about August 1, 2008.

(11) We have entered into a short-term time charter with A/S Klaveness Chartering for 3 to 5 months at a rate of $58,000 per day less a 5% third-party commission. The charter is expected to be completed on or about October 31, 2008. Following the expiration of this charter we have entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009.

(12) We have reached an agreement to extend the time charter with Pacific Basin Chartering Ltd. for 11 to 13.5 months at a rate of $62,000 per day, less a 5% third party brokerage commission. The time charter commenced following the expiration of the vessel's prior time charter on July 21, 2008.

(13) The time charter for this vessel commenced on July 19, 2008. In completing the negotiation of certain changes we required for novation of the existing charter, we agreed to reduce the daily gross rate and received a rebate from the brokers involved in the vessel sale. Since the vessel was acquired with a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.

(14) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.

(15) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $37,000 per day less a 5% third-party commission. The new charter commenced on July 10, 2008, following the expiration of the previous charter.

(16) We have entered into a time charter agreement with AMN Bulkcarriers Inc. for 3 to 5 months at a rate of $30,000 per day less a 5% third-party commission. The new charter commenced on October 5, 2008, following the expiration of the previous charter.

Q3 2008 Dividend Announcement

The Company’s Board of Directors declared a third quarter 2008 dividend of $1.00 per share payable on or about November 28, 2008 to all shareholders of record as of November 17, 2008. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital.

Given the current market, the Company’s Board gave particular consideration to continued payment of the Company’s $1.00 target dividend for the third quarter. The Board determined to pay the target dividend based on the Company’s cash flow for the quarter. If market weakness and uncertainties persist, the Board will continue to take a particularly close look at the Company’s dividend policy and target. In making future dividend decisions, the Board will review such factors as market conditions, Genco’s upcoming cash needs and potential opportunities which may arise given the current market.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to have declared our thirteenth consecutive dividend since going public in July 2005.  During the third quarter, we continued to receive support from the banking markets and entered into a new $320 million term loan facility.  Including this most recent financing, Genco has a total of $1.7 billion in aggregate credit facilities in place.   We intend to utilize the undrawn portion of these facilities as well as cash flow from operations to fund our current outstanding acquisitions.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 31 drybulk vessels consisting of five Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,226,500 dwt. After the expected delivery of 10 vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 41 drybulk vessels, consisting of 12 Capesize, eight Panamax, four Supramax, six Handymax and 11 Handysize vessels, with an aggregate carrying capacity of approximately 3,516,000 dwt.
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Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, October 30, 2008 at 8:30 a.m. Eastern Time, to discuss its 2008 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 271-8604 or (913) 312-0728 and enter passcode 4899540.  A replay of the conference call can also be accessed through November 13, 2008 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4899540. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of ten drybulk vessels; (xii) the decision of the charterer of the Genco Hadrian with respect to the option mentioned in the table above; (xiii) the results of the investigation into the incident involving the collision of the Genco Hunter described above, the possible cause of and liability for such incident, and the scope of insurance coverage available to Genco for such incident; and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its reports on Form 10-Q and Form 8-K. The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities and Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice. Repurchases will be subject to restrictions under the Company’s existing credit facility. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.